Exhibit 99.1
For Immediate Release
Date: October 28, 2009

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended September 30, 2009
PITTSFIELD, MASSACHUSETTS (October 28, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $1.7 million, or $0.21 per diluted share for the quarter ended September 30, 2009, as compared to net income of $564,000, or $0.07 per diluted share in the third quarter of 2008. Year to date, the Company has incurred a net loss of $4.0 million, or $0.50 per diluted share, as compared to net income of $1.9 million, or $0.23 per diluted share for the same period in 2008. The decrease in the third quarter was primarily the result of an increase in the loss taken on investments deemed to be other-than-temporarily impaired (OTTI), while the year to date decrease is primarily a result of the OTTI charges, an increase in the provision expense for loan losses, and an increase in the deposit insurance premium paid to the Federal Deposit Insurance Corporation (FDIC). The total shares outstanding resulted in a book value per share and tangible book value per share of $14.21 and $12.78, respectively, at September 30, 2009.
J. Williar Dunlaevy, Chief Executive Officer, commented “Obviously we are disappointed to be reporting an earnings loss through the third quarter of 2009. Major factors in these numbers are the regular and special FDIC special assessments, which impacted all banks, and charges for investments determined to be OTTI. Our Loan Loss Reserve Provision for the quarter was actually relatively low, although higher provision expenses were incurred in the first and second quarters.
“The combined FDIC assessments were roughly $1.1 million greater in the first nine months of 2009 than 2008. Every bank in the country has experienced charges of this magnitude as the FDIC recapitalizes its insurance fund which has been depleted with record numbers of problem institutions.
“Charges for investments deemed OTTI primarily involve mortgage backed securities and four limited partnerships related to commercial real estate finance. We have the ability and intent to hold these investments long term and anticipate a more satisfactory outcome. Nevertheless, we have determined that the current depreciation falls within the definition of OTTI.
“The Bank’s loan loss reserve ratio to loans outstanding has increased in the prior year, as has the year-to-date provision for loan losses. While the level of actual charge-offs in 2009 has been relatively low, we remain very wary of the economic situation and its impact on our customers, and will continue to be until we see real gains in employment and in investment in new housing. Nevertheless, with our strong capital position, Legacy Bancorp is well positioned to not only weather the economic storm, but to take advantage of opportunities that it may present.
“Legacy continues to be a very well capitalized institution, and the capital impact of the reported operating loss was offset by an improvement in the available for sale calculation for investment securities, as well as the amortization of non-cash expense related to the equity incentive plan. Our capital or equity to asset ratio is a very strong 13%.
“The increase in the net interest margin for the quarter was encouraging and was a result of careful asset liability management, including deposit growth which enabled us to pay off higher rate Federal Home Loan Bank advances as they matured. The deposit growth was concentrated in core deposits, which is one of our major growth and financial strategies.”
The Company’s total assets increased $8.9 million, or 0.9%, from $944.7 million at December 31, 2008 to $953.5 million at September 30, 2009. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $34.0 million, or 5.0% in the first nine months of 2009. While the overall loan balance decreased, commercial real estate and other commercial loans increased by $10.6 million, or 3.8%, to $291.2 million. This increase was offset by a decrease in residential mortgage loans of $50.8 million, or 14.7%, as the majority of the residential mortgage activity was in the 30-year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. Available for sale securities increased by $43.8 million or 33.1%, while cash and cash equivalents increased $4.9 million or 14.7% at September 30, 2009 as compared to the end of 2008.
Deposits have increased by $39.9 million, or 6.6%, to $648.0 million from a balance of $608.1 million at December 31, 2008. In March of 2009, the Bank closed on the acquisition of a single, full-service branch office located in Haydenville, Massachusetts, which resulted in the assumption of approximately $9.8 million of deposit liabilities. Although all deposit types have experienced growth in 2009, deposits increased primarily in money market accounts and certificates of deposit (CDs) which increased $13.8 million, or 22.9% and $15.6 million or 5.8%, respectively. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $30.4 million, or 15.4%, at September 30, 2009 as compared to the end of 2008 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they have matured during 2009.
Overall stockholders equity has increased by $156,000, or 0.1%, in the first nine months of 2009. The decreases in equity due to the net loss of $4.0 million, the declaration of a dividend of $0.05 per share during each of the first three quarters of 2009, and the repurchase of 35,100 shares of common stock as part of the Stock Repurchase Plan announced in March 2009 were offset by the amortization of unearned compensation and a decrease in the unrealized loss on available-for-sale investment securities.
Overall nonperforming assets were $16.8 million at September 30, 2009, an increase of $9.2 million as compared to year end, with $3.9 million of this increase being in residential mortgages and $5.1 million in commercial real estate loans. Nonperforming assets as a ratio to total assets was 1.76% at September 30, 2009 as compared to 0.80% at December 31, 2008. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current volatility in the credit markets. Through September 30, 2009 the loan loss provision expense was $2.3 million which represents an increase of $1.8 million as compared to the same period in 2008. This increase in both periods was a reflection of both the difference in the amount of and mix of loan growth for the period, a continuous review and analysis of current market and economic conditions by management, as well as higher specific reserves established against certain loans in 2009. The allowance for loan losses to total loans was 1.33% at September 30, 2009, as compared to 0.95% at December 31, 2008 and 0.84% at September 30, 2008.
The Company’s net interest income decreased by $321,000, or 4.4%, in the third quarter, but increased by $230,000, or 1.1% year to date as compared to the same periods in 2008. The net interest margin (NIM) was 3.19% for the three months ended September 30, 2009, a decrease of 20 basis points from the third quarter of 2008, but an increase of 7 basis points from the second quarter of 2009. For the first nine months of 2009 the NIM was 3.16%, a decrease of 7 basis points from the first nine months of 2008 as interest rate changes and the increase in non-performing assets have each contributed to margin compression.
Non-interest income for the third quarter totaled a net charge of $2.2 million, a decrease of $2.7 million from the same period of 2008. Year to date, non-interest income totaled a net charge of $2.3 million, as compared to income of $3.1 million for the first nine months of 2008. The primary cause of the decrease in both periods was an increase in the amount of writedowns taken on investments deemed to be OTTI. The Bank incurred $3.7 million of OTTI charges in the third quarter, and $6.7 million year to date, on certain bonds, equities and limited partnership investments as compared to OTTI charges of $675,000 and $1.3 million in the same periods in 2008. In 2009, the Bank also had decreases in fees from customers, portfolio management and insurance and investment products, income from bank-owned life insurance, and net gains from the sale of securities, offset by an increase on the gain on sale of mortgages.
Operating expenses increased by $135,000 or 2.0%, for the third quarter of 2009 as compared to the same period of 2008 and by $1.5 million, or 7.2%, year to date. New full-service denovo branches opened in July 2008 in Albany, New York and in January 2009 in Latham, New York, as well as the Haydenville branch office acquired in the first quarter of 2009 contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative expenses. Additionally, changes in the deposit insurance assessment formula by the FDIC resulted in an expense of $250,000 in the third quarter and $765,000 in the first nine months of 2009 as compared to an expense of $36,000 and $79,000, respectively in the same periods of 2008. The FDIC also implemented a special assessment during the second quarter of 2009 which resulted in an additional expense of $425,000. As a result of the increase in operating expenses, the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter has increased to 82.9% from 77.2% in the third quarter of 2009. Year to date, the core efficiency ratio has increased to 83.2% in 2009 from 80.1% in the first nine months of 2008.

CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday October 29, 2009. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning October 29, 2009 at 6:00 p.m. (Eastern Time) through November 5, 2009 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #334594 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and due from banks	$12,549	$13,245
Short-term investments	25,979	20,350

Cash and cash equivalents	38,528	33,595

Securities — Available for sale	176,108	132,357
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	17,584	20,185
Loans held for sale	379	—
Loans, net of allowance for loan losses of $8,836 in 2009 and $6,642 in 2008	658,001	695,264
Premises and equipment, net	19,691	19,770
Accrued interest receivable	3,347	3,633
Goodwill, net	9,730	9,687
Net deferred tax asset	9,063	10,023
Bank-owned life insurance	15,972	15,551
Other assets	5,046	4,495

	$953,546	$944,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$68,327	$66,545
Interest-bearing	579,633	541,543

Total deposits	647,960	608,088
Securities sold under agreements to repurchase	6,400	5,238
Federal Home Loan Bank advances	167,491	197,898
Mortgagors’ escrow accounts	1,138	1,015
Accrued expenses and other liabilities	6,259	8,276

Total liabilities	829,248	820,515

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at September 30, 2009 and December 31, 2008; 8,746,812 outstanding at September 30, 2009 and 8,781,912 outstanding at December 31, 2008)	103	103
Additional paid-in-capital	102,717	102,475
Unearned Compensation — ESOP	(7,505)	(8,055)
Unearned Compensation — Equity Incentive Plan	(2,097)	(2,727)
Retained earnings	53,346	58,534
Accumulated other comprehensive income (loss)	(421)	(4,722)
Treasury stock, at cost (1,561,788 shares at September 30, 2009 and 1,526,688 shares at December 31, 2008)	(21,845)	(21,466)

Total stockholders’ equity	124,298	124,142

	$953,546	$944,657

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$9,642	$10,564	$29,478	$31,468
Securities:
Taxable	1,552	1,895	4,911	5,752
Tax-Exempt	167	135	488	377
Short-term investments	3	24	10	238

Total interest and dividend income	11,364	12,618	34,887	37,835

Interest expense:
Deposits	2,656	3,261	8,460	11,322
Federal Home Loan Bank advances	1,748	2,067	5,561	5,856
Other borrowed funds	16	25	52	73

Total interest expense	4,420	5,353	14,073	17,251

Net interest income	6,944	7,265	20,814	20,584
Provision for loan losses	101	4	2,334	575

Net interest income after provision for loan losses	6,843	7,261	18,480	20,009

Non-interest income:
Customer service fees	736	826	2,140	2,435
Portfolio management fees	233	272	723	855
Income from bank owned life insurance	90	227	418	469
Insurance, annuities and mutual fund fees	25	33	84	147
Gain on sales of securities, net	199	(166)	241	306
Impairment losses on securities, net	(3,652)	(675)	(6,663)	(1,265)
Gain on sales of loans, net	156	4	725	121
Miscellaneous	9	11	33	44

Total non-interest income	(2,204)	532	(2,299)	3,112

Non-interest expenses:
Salaries and employee benefits	3,447	3,739	10,343	10,934
Occupancy and equipment	931	912	3,001	2,754
Data processing	691	615	2,025	1,898
Professional fees	287	187	765	538
Advertising	367	327	1,072	886
FDIC Deposit Insurance	250	36	1,190	79
Other general and administrative	997	1,019	3,302	3,155

Total non-interest expenses	6,970	6,835	21,698	20,244

Income (loss) before income taxes	(2,331)	958	(5,517)	2,877

Provision (benefit) for income taxes	(633)	394	(1,533)	981

Net income (loss)	$(1,698)	$564	$(3,984)	$1,896

Earnings (loss) per share
Basic	$(0.21)	$0.07	$(0.50)	$0.23
Diluted	$(0.21)	$0.07	$(0.50)	$0.23
Weighted average shares outstanding
Basic	7,978,928	7,960,579	7,981,042	8,111,590
Diluted	7,978,928	7,994,020	7,981,042	8,143,461

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Financial Highlights:
Net interest income	$6,944	$7,265	$20,814	$20,584
Net income (loss)	(1,698)	564	(3,984)	1,896
Per share data:
Earnings (loss) — basic	(0.21)	0.07	(0.50)	0.23
Earnings (loss) — diluted	(0.21)	0.07	(0.50)	0.23
Dividends declared	0.05	0.05	0.15	0.15
Book value per share — end of period	14.21	14.26	14.21	14.26
Tangible book value per share — end of period	12.78	12.85	12.78	12.85

Ratios and Other Information:
Return (loss) on average assets	(0.72)%	0.24%	(0.56)%	0.28%
Return (loss) on average equity	(5.39)%	1.76%	(4.21)%	1.92%
Net interest rate spread (1)	2.83%	2.95%	2.80%	2.74%
Net interest margin (2)	3.19%	3.39%	3.16%	3.23%
Efficiency ratio (3)	82.9%	77.2%	84.9%	80.1%
Average interest-earning assets to average interest-bearing liabilities	117.28%	117.73%	116.75%	118.19%

At period end:
Stockholders’ equity	$124,298	$125,623
Total assets	953,546	923,497
Equity to total assets	13.0%	13.6%
Non-performing assets to total assets	1.76%	0.68%
Non-performing loans to total loans	2.37%	0.90%
Allowance for loan losses to non-performing loans	55.98%	93.07%
Allowance for loan losses to total loans	1.33%	0.84%
Number of full service offices	19	17

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — Third Quarter:

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$665,033	$9,642	5.80%	$684,825	$10,564	6.17%
Investment securities	187,881	1,719	3.66%	166,038	2,030	4.89%
Short-term investments	19,020	3	0.06%	5,112	24	1.88%

Total interest-earning assets	871,934	11,364	5.21%	855,975	12,618	5.90%
Non-interest-earning assets	72,929			68,383

Total assets	$944,863			$924,358

Interest-bearing liabilities:
Savings deposits	$50,311	40	0.32%	$50,235	54	0.43%
Relationship savings	123,762	383	1.24%	124,647	582	1.87%
Money market	68,342	160	0.94%	59,428	298	2.01%
NOW accounts	43,944	40	0.36%	42,024	53	0.50%
Certificates of deposits	279,790	2,033	2.91%	249,441	2,274	3.65%

Total interest-bearing deposits	566,149	2,656	1.88%	525,775	3,261	2.48%
Borrowed funds	177,321	1,764	3.98%	201,279	2,092	4.16%

Total interest-bearing liabilities	743,470	4,420	2.38%	727,054	5,353	2.95%
Non-interest-bearing liabilities	75,263			69,037

Total liabilities	818,733			796,091
Equity	126,130			128,267

Total liabilities and equity	$944,863			$924,358

Net interest income		$6,944			$7,265

Net interest rate spread (3)			2.83%			2.95%
Net interest-earning assets (4)	$128,464			$128,921

Net interest margin (5)			3.19%			3.39%
Average interest-earning assets to interest-bearing liabilities			117.28%			117.73%

(1)	Yields and rates for the three months ended September 30, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended September 30, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year to Date:

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$681,577	$29,478	5.77%	$670,527	$31,468	6.26%
Investment securities	176,507	5,399	4.08%	166,390	6,129	4.91%
Short-term investments	19,865	10	0.07%	12,334	238	2.57%

Total interest-earning assets	877,949	34,887	5.30%	849,251	37,835	5.94%
Non-interest-earning assets	73,324			67,202

Total assets	$951,273			$916,453

Interest-bearing liabilities:
Savings deposits	$50,741	133	0.35%	$50,375	155	0.41%
Relationship savings	122,703	1,240	1.35%	122,409	1,993	2.17%
Money market	66,205	545	1.10%	59,374	1,109	2.49%
NOW accounts	43,335	134	0.41%	41,474	165	0.53%
Certificates of deposits	280,384	6,408	3.05%	259,590	7,900	4.06%

Total interest-bearing deposits	563,368	8,460	2.00%	533,222	11,322	2.83%
Borrowed funds	188,650	5,613	3.97%	185,343	5,929	4.27%

Total interest-bearing liabilities	752,018	14,073	2.50%	718,565	17,251	3.20%
Non-interest-bearing liabilities	73,344			66,904

Total liabilities	825,362			785,469
Equity	125,911			130,984

Total liabilities and equity	$951,273			$916,453

Net interest income		$20,814			$20,584

Net interest rate spread (3)			2.80%			2.74%
Net interest-earning assets (4)	$125,931			$130,686

Net interest margin (5)			3.16%			3.23%
Average interest-earning assets to interest-bearing liabilities			116.75%			118.19%

(1)	Yields and rates for the nine months ended September 30, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the nine months ended September 30, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At September 30, 2009		At December 31, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$293,468	44.14%	$344,235	49.15%
Commercial	255,999	38.45	246,374	35.18
Home equity	68,572	10.30	63,138	9.01

	618,039	92.89	653,747	93.34

Other loans:
Commercial	35,241	5.29	34,242	4.89
Consumer and other	12,114	1.82	12,386	1.77

	47,355	7.11	46,628	6.66

Total loans	665,394	100.00%	700,375	100.00%

Other Items:
Net deferred loan costs	1,443		1,531
Allowance for loan losses	(8,836)		(6,642)

Total Loans, net	$658,001		$695,264

Nonperforming Loans:

	At September 30,	At December 31,
	2009	2008
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$5,052	$1,190
Commercial mortgage	9,848	5,777
Commercial	772	410
Home equity, consumer and other	112	172

Total non-accrual loans	15,784	7,549

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—
Commercial mortgage	—	—
Commercial	—	—
Home equity, consumer and other	—	—

Total loans 90 days delinquent and still accruing	—	—

Total non-performing loans	$15,784	$7,549

Other real estate owned	990	—

Total non-performing assets	$16,774	$7,549

Troubled debt restructurings	$4,986	$—

Ratios:
Non-performing loans to total loans	2.37%	1.08%
Non-performing assets to total assets	1.76%	0.80%

Securities and Other Investment Portfolio Composition:

	At September 30, 2009		At December 31, 2008
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$78,811	$79,384	$36,459	$36,832
Municipal bonds	16,773	17,730	15,876	15,632
Corporate bonds and other obligations	1,324	1,347	363	363
GSE mortgage-backed securities	59,890	61,176	51,679	52,490
Private issue mortgage-backed securities	15,264	11,527	28,588	21,496

Total debt securities	172,062	171,164	132,965	126,813

Common stock	3,962	4,944	6,314	5,544

Total securities available for sale	176,024	176,108	139,279	132,357

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	4,761	4,761	7,360	7,360
Other investments	182	182	184	184

Total restricted equity securities and other investments	17,584	17,584	20,185	20,185

Total securities	$193,705	$193,789	$159,561	$152,639

Deposit Accounts Composition:

	At September 30, 2009		At December 31, 2008
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)
Deposit type:
Demand	$68,327	10.55%	$66,545	10.94%
Regular savings	49,025	7.57	46,946	7.72
Relationship savings	126,048	19.45	121,376	19.96
Money market deposits	73,972	11.42	60,174	9.89
NOW deposits	45,111	6.96	43,206	7.11

Total transaction accounts	362,483	55.94	338,247	55.62

Term certificates less than $100,000	177,157	27.34	162,739	26.76
Term certificates $100,000 or more	108,320	16.72	107,102	17.62

Total certificate accounts	285,477	44.06	269,841	44.38

Total deposits	$647,960	100.00%	$608,088	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Income (loss) (GAAP)	$(1,698)	$564	$(3,984)	$1,896

Less: (Gain) loss on sale or impairment of securities, net	3,453	841	6,422	959

Add: FDIC deposit insurance special assessment	—	—	425	—

Adjustment: Income taxes related to non- recurring adjustments noted above	(975)	(245)	(1,939)	(289)

Net Income (Core)	$780	$1,160	$924	$2,566

Efficiency Ratio (As Reported)	82.9%	77.2%	84.9%	80.1%

Effect of gain or loss on sale or impairment of securities, net	—	—	—	—

Effect of FDIC deposit insurance special assessment	—		(1.7)

Efficiency Ratio (Core)	82.9%	77.2%	83.2%	80.1%